Exhbit 99.1

              Kopin Reports Second Quarter 2004 Financial Results; Year-Over-Year Revenue Growth: III-V 20 Percent; CyberDisplay 18 Percent

     TAUNTON, Mass.--(BUSINESS WIRE)--July 22, 2004--Kopin Corporation (NASDAQ:
KOPN) today announced financial results for the second quarter ended June 26, 2004.

     Key Points for the Second Quarter of 2004:

     -- Revenue increased to $23.6 million from $22.4 million in the first quarter of 2004 and from $19.9 million in the second quarter of 2003, a year-over-year increase of 19 percent.

     -- Net loss was $2.3 million, or $0.03 per share, compared with a net loss of $3.4 million, or $0.05 per share, in the first quarter of 2004, and a net loss of $1.0 million, or $0.01 per share, for the second quarter of 2003.

     -- CyberDisplay(TM)revenue rose 18 percent year-over-year and three percent sequentially to $13.2 million; III-V revenue increased 20 percent year-over-year and nine percent sequentially to $10.4 million.

     -- Color display products accounted for more than 60 percent of CyberDisplay(TM) revenue, up from approximately 50 percent of revenue in the first quarter of 2004.

     "Demand for our new display products contributed to another record CyberDisplay quarter," said President and Chief Executive Officer Dr. John C.C. Fan. "This demand, combined with continued strength in the wireless handset and WLAN markets, enabled us to achieve sequential growth in total revenue in the second quarter. Overall, Kopin's second-quarter revenue was in line with our expectations and grew approximately 19 percent year-over-year."

     New Customer Wins Highlight Strong CyberDisplay Sales

     CyberDisplay revenue for the three months ended June 26, 2004 grew for the fifth consecutive quarter, increasing to $13.2 million from $12.8 million in the first quarter of 2004, and from $11.2 million in the second quarter of 2003. During the quarter, Kopin added several new CyberDisplay customers to its roster. Flat-panel display pioneer Sharp selected Kopin's CyberEVF 113K for two new Digital Viewcam camcorders, and the CyberEVF 113K also was integrated into Royal Philips Electronics' new Key Ring 019 multi-purpose personal entertainment device, winner of Popular Mechanics' 2004 Editor's Choice Award for new product innovation. In addition, leading Taiwanese digital still camera manufacturer Tekom Technologies selected Kopin's CyberDisplay 180K as the viewfinder display for its new AX480 high-end digital camera.
     "Kopin continued to broaden its CyberDisplay customer base in the second quarter, expanding the Company's penetration in both camcorders and digital still cameras. We also continued to work on new display products designed to take advantage of emerging opportunities in the military and consumer segments. We expect to introduce these new displays by the end of the year. In addition, with a full quarter of high-volume color filter display manufacturing under our belts, we made significant improvements to our CyberDisplay yields and will continue to work on improvements in order to return to historical yield levels," said Dr. Fan.

     Industry Growth Drives III-V Performance

     Kopin posted III-V revenue of $10.4 million in the second quarter, compared with revenue of $9.5 million in the first quarter of 2004 and $8.7 million in the second quarter of 2003. "Demand for Kopin's HBTs in the wireless handset and WLAN markets continues to grow, and this portion of our business remains busy. We currently are working to bring additional capacity online to support the continued demand growth we anticipate. During the quarter we also experienced a marked jump in GAIN-HBT(TM) sampling activities and continue to believe that this transistor should be designed in by the end of this year," said Dr. Fan.
     "Kopin continued to make technical progress with its CyberLite(TM) LED products in the second quarter," said Dr. Fan. "However, this market remains very competitive from both a performance and pricing standpoint. Our LED product sales are currently operating with negative gross margin, and this negative margin, coupled with our substantial investments in development, has resulted in significant losses for the product line. Accordingly, we are evaluating different business models to enhance our competitive position in the high-brightness LED market, including pairing our excellent technology with a lower cost structure to speed market penetration. We expect to complete our evaluation by the end of the year."

     Six-month Results

     For the six months ended June 26, 2004, total revenue increased to $45.9 million from $37.9 million for the same period last year. This marks the Company's strongest first six-month revenue performance in its history. Revenue from III-V products was $19.9 million for the first six months of 2004, an increase of approximately 10 percent over revenue of $18.2 million for the first six months of 2003. CyberDisplay revenues increased 32 percent to $26.0 million in the first half of 2004 from $19.8 million in the first half of 2003. The net loss for the most recent six-month period was $5.7 million, or $0.08 per share, compared with a net loss of $3.2 million, or $0.05 per share, for the first six months of 2003.

     Business Outlook

     Commenting on Kopin's outlook for the third quarter of 2004, Dr. Fan said, "We expect total revenue to increase approximately 30 percent year over year, essentially flat on a sequential basis, with III-V revenue comparable to the second quarter. For our CyberDisplay products, while consumer demand for digital camcorders has softened, we expect to offset this slowdown with orders from digital still camera and military customers."

     Second-quarter Conference Call

     Kopin will provide a live audio webcast of its second-quarter conference call for investors at 5:00 p.m. ET today, July 22, 2004. Investors who want to hear the call should log on to the Investor Relations section of Kopin's website, www.kopin.com, at least 15 minutes before the event's broadcast. The call will be available on the Investor Relations section for one week. After that, investors can access an archived version of the call on Kopin's website.
     Kopin's second-quarter 2004 conference call also can be heard live by dialing (913) 981-5508 or (800) 289-0437 five minutes prior to the call. A replay of the call will be available from 8:00 p.m. ET, Thursday, July 22 through midnight ET, Wednesday, July 28. To access the replay, dial (719) 457-0820 or (888) 203-1112 and refer to confirmation code 781615.

     About Kopin

     Founded in 1984, Kopin is pioneering the use of nanotechnology to manufacture nanosemiconductor products that make mobile electronic devices small, fast, bright, lightweight and power efficient. With an intellectual property portfolio of more than 200 issued and pending patents, Kopin supplies the world's largest electronics manufacturers and government agencies with breakthrough semiconductor products. The Company's liquid-crystal microdisplays, ultra-efficient transistors and high-brightness light emitting diodes (LEDs) enhance the delivery and presentation of voice, video and data. Kopin technology is currently used in nearly one-third of the world's cell phones and camcorders and is the microdisplay standard for the U.S. military. For more information, please visit Kopin's website at www.kopin.com.

     Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to Kopin's expectation that it will continue to work on CyberDisplay yield improvements; that GAIN-HBT transistors should be designed in by the end of the year; the success of any future business model for Kopin's CyberLite product; that third-quarter revenue is expected to increase approximately 30 percent year over year; that demand for HBTs will continue at a steady pace in the third quarter; and that sales of CyberDisplays to digital still camera and military customers will offset the slowdown in demand from digital camcorder customers. These statements involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display, wireless, LED and gallium arsenide integrated circuit and materials industries; the impact of competitive products and pricing; availability of third-party components; the successful CyberLite production ramp; the qualification of Kopin's CyberLite manufacturing process by additional customers; availability of integrated circuit fabrication facilities; cost and yields associated with production of the Company's CyberDisplay imaging devices, CyberLite LEDs and HBT transistor wafers; loss of significant customers; acceptance of the Company's products; success of new product and other research and development efforts; continuation of strategic relationships; the value of shares of Micrel Semiconductor held by the Company; Kopin's ability to accurately forecast revenue levels; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the period ended March 27, 2004.

     CyberDisplay, CyberEVF, CyberLite, GAIN-HBT and The NanoSemiconductor Company are trademarks of Kopin Corporation.

   The Company's condensed consolidated statement of operations and balance sheet are attached.

     Kopin - The NanoSemiconductor Company(TM)


                           Kopin Corporation
            Condensed Consolidated Statements of Operations
                              (Unaudited)


                       Three Months Ended         Six Months Ended
                    ------------------------  ------------------------
                      June 26,    June 28,      June 26,    June 28,
                        2004        2003          2004        2003
                    ------------------------  ------------------------

Revenues:
 Product revenues   $22,797,438 $19,468,288   $44,930,434 $37,517,034
 Research and
  development
  revenues              761,553     400,000       986,553     400,000
                    ------------------------  ------------------------
                     23,558,991  19,868,288    45,916,987  37,917,034
Expenses:
 Cost of product
  revenues           19,841,086  14,838,784    38,924,899  29,897,714
 Research and
  development         3,502,294   2,922,503     7,422,729   5,803,679
 Selling, general
  and administrative  2,738,899   3,011,692     5,755,220   5,630,978
 Other                        -     120,216             -     240,432
                    ------------------------  ------------------------
                     26,082,279  20,893,195    52,102,848  41,572,803
                    ------------------------  ------------------------

Loss from operations (2,523,288) (1,024,907)   (6,185,861) (3,655,769)
Other income and
 expense:
   Interest and
    other income        689,666     631,154     1,573,093   1,692,057
   Interest and
    other expense      (300,012)   (389,031)     (798,096)   (782,569)
                    ------------------------  ------------------------
                        389,654     242,123       774,997     909,488
                    ------------------------  ------------------------

Loss before minority
 interest in income
 of subsidiary       (2,133,634)   (782,784)   (5,410,864) (2,746,281)

Minority interest in
 income of
 subsidiary            (202,366)   (217,916)     (307,044)   (491,467)
                    ------------------------  ------------------------

Net loss            $(2,336,000)$(1,000,700)  $(5,717,908)$(3,237,748)
                    ==================================================

Net loss per share:
     Basic               $(0.03)     $(0.01)       $(0.08)     $(0.05)
                    ========================  ========================
     Diluted             $(0.03)     $(0.01)       $(0.08)     $(0.05)
                    ========================  ========================

Weighted average
 number of common
 shares outstanding:
     Basic           70,065,958  69,407,418    70,063,096  69,398,812
                    ========================  ========================
     Diluted         70,065,958  69,407,418    70,063,096  69,398,812
                    ========================  ========================



                           Kopin Corporation
                 Condensed Consolidated Balance Sheets
                              (Unaudited)

                                              June 26,    December 31,
                                                2004          2003
                                            --------------------------
ASSETS
Current assets:
    Cash and marketable securities          $111,045,536 $120,333,188
    Accounts receivable, net                   9,440,101    6,771,391
    Inventory                                 10,794,678    5,920,364
    Prepaid and other assets                   1,662,936    1,451,374
                                            --------------------------

Total current assets                         132,943,251  134,476,317


Equipment and improvements, net               27,242,096   31,008,403
Other assets                                   8,594,358    9,335,749
                                            --------------------------

Total assets                                $168,779,705 $174,820,469
                                            ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                         $14,742,355  $14,365,686
    Accrued expenses                           2,386,350    2,224,928
    Billings in excess of revenue earned       1,413,579    1,378,970
                                            --------------------------
Total current liabilities                     18,542,284   17,969,584

Minority interest                              3,572,380    3,113,728
Stockholders'  equity                        146,665,041  153,737,157
                                            --------------------------

Total liabilities and stockholders' equity  $168,779,705 $174,820,469
                                            ==========================

     CONTACT: Kopin Corporation
              Richard Sneider, 508-824-6696
              rsneider@kopin.com
              or
              Sharon Merrill Associates, Inc.
              Ehren Lister, 617-542-5300
              elister@investorrelations.com